Exhibit 10.88

SETTLEMENT AGREEMENT

This Settlement Agreement (“Agreement”) is made by and between Lara Energy, Inc. (“Lara”),  and J & P Family Properties, Ltd. (“J&P”), and Gulf Coast Oil Corporation (“Gulf Coast”), effective the 24th day of July, 2008.
A.  Recitals

1.           On or about June 30, 2006, J&P, Lara and Gulf Coast entered into a Asset Purchase Agreement relating to the Mustang Creek Prospects in McMullen and Atascosa Counties, Texas.

2.           On or about June 30, 2006, J&P, Lara, and Gulf Coast entered into a letter agreement that agreed to create and continue the Area of Mutual Interest (“AMI”) established in the Geophysical Exploration Agreement dated January 8, 2004 by and between Manti Resources, Inc., J&P and Lara (“GEA”).

3.           A dispute has risen as to the parties’ obligations under these agreements as referenced in letters dated February 5, 2008 and March 14, 2008 from Mr. David Prehn, and the letter dated May 30, 2008 from Mr. Paul Kratzig (hereinafter the “Claims”).

4.           Gulf Coast has denied, and continues to deny, all of the Claims.

5.           In order to avoid the uncertainties, annoyance and expense of litigation, and for and in consideration of the agreements, covenants and releases set forth herein, all the parties hereto have agreed, without any party making any admission to any other party, to do the following: (1) to fully compromise and settle the Claims and (2) to further clarify and define the AMI as a part of such settlement.

B.  Agreements, Covenants, and Release

1.            With regard to the AMI, the parties agree as follows:

a.           The Area of Mutual Interest (“AMI”) is defined as approximately 41,600 acres of land, more or less, in McMullen and Atascosa Counties, Texas, that is outlined in magenta on the plat attached hereto as Exhibit A, said acres of land being the same land which was denominated as Phase I in paragraph 2.4 and 2.12 of the Geophysical Exploration Agreement between Manti Resources, Inc. and J&P and Lara dated January 8, 2004.

b.           The parties agree that the AMI, together with any other restrictions or burdens on any party’s abilities to lease within the relevant acreage, shall terminate for all parties on January 8, 2014.

2.           Gulf Coast shall make the following assignments of overriding royalty interests to J&P and Lara, effective as first production from such wells:

Well name and number	ORRI to Lara	ORRI to J&P
Rabke #2	1.125%	1.125%
Rabke #3	1.125%	1.125%
Rabke #4	1.125%	1.125%
Rabke-Maspero Oil Unit 1	Previously assigned	Previously assigned
Double K #4	1.50%	1.50%
Double K # 5	1.50%	1.50%
Double K #6	1.50%	1.50%

3.           With respect to: (1) any wells drilled on any additional leases hereafter acquired within the AMI through January 18, 2014, irrespective of origin, and (2) any wells put on production prior to January 18, 2014, on leases already acquired by Gulf Coast, irrespective of origin, Gulf Coast will make an assignment (to the extent that the same has not already been made by Gulf Coast or Manti) of an overriding royalty interest in favor of J&P and Lara, equal to the positive difference (if any) between (a) 23% of 8/8ths and (b) the sum of (i) lessor’s royalty burden; and (ii) other revenue burdens attributable thereto, but only to the extent the same existed in favor of third parties prior to acquisition by Gulf Coast, determined on a lease by lease basis; in no event, however, shall the overriding royalty interest ever exceed 3% of the 8/8ths.   In the event that Gulf Coast’s acquisition is of less than the entire working interest the overriding royalty shall be proportionately reduced.

4.           Gulf Coast shall have no other obligation to make any assignments of any interests to J&P or Lara except as stated in 2 and 3 above.  Furthermore, notwithstanding anything herein to the contrary, the provisions of paragraphs 3.2 and 3.3 of the GEA shall continue to be fully effective in accordance with the terms of that agreement.

5.           In further consideration of the agreements, covenants and releases set forth herein, Gulf Coast makes payment with the execution of this Settlement Agreement of sums due to Lara and J&P as set out in the schedule attached hereto as Exhibit B, which payments represents the amounts attributable to the ORR on the wells indicated in said schedule: $32,860.19,  to Lara (Fed Tax ID # 74-2685513) and $32,860.19_ to J&P (Fed Tax ID #20-2695028), which payments are in full satisfaction of the revenue, net of severance taxes, attributable to the overriding royalty interests described in said schedule (Exhibit B) accrued from the date of first production obtained by Gulf Coast through April 2008 production/   Payments attributable to the other wells identified, as noted in paragraph 2 above, together with production from subsequent wells drilled and produced within the AMI (i.e., those as to which an overriding royalty interest is due to Lara and J&P) shall be made concurrently with payment of royalty attributable to such leases

6.           In further consideration of the agreements, covenants and releases set forth herein, Lara, individually and on behalf of its officers, agents, representatives, and assigns hereby RELEASES, ACQUITS, and FOREVER DISCHARGES Gulf Coast, together with its directors, officers, owners, affiliates, employees, agents, shareholders, representatives, heirs, assigns, legal representatives, predecessors, successors, partners, related and affiliated entities, and subsidiary and parent organizations, from and against any and all claims, demands, damages, obligations, liabilities and causes of action, of any nature whatsoever, at law or in equity, asserted or unasserted, known or unknown, fixed or contingent, liquidated or unliquidated, including but not limited to, any and all claims, demands, liabilities, obligations or causes of action asserted in or which could have been asserted in the Claims; save and except that the obligations of the parties pursuant to this Settlement Agreement shall survive and continue.

7.           In further consideration of the agreements, covenants and releases set forth herein, J&P, individually and on behalf of its officers, agents, representatives, and assigns hereby RELEASES, ACQUITS, and FOREVER DISCHARGES Gulf Coast, together with its directors, officers, owners, affiliates, employees, agents, shareholders, representatives, heirs, assigns, legal representatives, predecessors, successors, partners, related and affiliated entities, and subsidiary and parent organizations, from and against any and all claims, demands, damages, obligations, liabilities and causes of action, of any nature whatsoever, at law or in equity, asserted or unasserted, known or unknown, fixed or contingent, liquidated or unliquidated, including but not limited to, any and all claims, demands, liabilities, obligations or causes of action asserted in or which could have been asserted in the Claims; save and except that the obligations of the parties pursuant to this Settlement Agreement shall survive and continue.

8.           In further consideration of the agreements, covenants and releases set forth herein, Gulf Coast, individually and on behalf of its officers, agents, representatives, and assigns hereby RELEASES, ACQUITS, and FOREVER DISCHARGES Lara, together with its directors, officers, owners, affiliates, employees, agents, shareholders, representatives, heirs, assigns, legal representatives, predecessors, successors, partners, related and affiliated entities, and subsidiary and parent organizations, from and against any and all claims, demands, damages, obligations, liabilities and causes of action, of any nature whatsoever, at law or in equity, asserted or unasserted, known or unknown, fixed or contingent, liquidated or unliquidated, including but not limited to, any and all claims, demands, liabilities, obligations or causes of action asserted in or which could have been asserted in the Claims; save and except that the obligations of the parties pursuant to this Settlement Agreement shall survive and continue.

9.           In further consideration of the agreements, covenants and releases set forth herein, Gulf Coast, individually and on behalf of its officers, agents, representatives, and assigns hereby RELEASES, ACQUITS, and FOREVER DISCHARGES J&P, together with its partners, officers, owners, affiliates, employees, agents, shareholders, representatives, heirs, assigns, legal representatives, predecessors, successors, partners, related and affiliated entities, and subsidiary and parent organizations, from and against any and all claims, demands, damages, obligations, liabilities and causes of action, of any nature whatsoever, at law or in equity, asserted or unasserted, known or unknown, fixed or contingent, liquidated or unliquidated, including but not limited to, any and all claims, demands, liabilities, obligations or causes of action asserted in or which could have been asserted in the Claims; save and except that the obligations of the parties pursuant to this Settlement Agreement shall survive and continue.

10.          In further consideration of the agreements, covenants and releases set forth herein, Lara and J&P represent and warrant that they are the lawful owners of the Claims and have not assigned, transferred, encumbered or sold the Claims in whole or in part.

11.          No party to this Agreement makes any acknowledgment or admission of any liability to any other party to this Agreement, and each party expressly agrees that this Agreement is made for the sole purpose of compromising a claim that is disputed as to validity and amount.

12.          Each party represents that they have carefully read and fully understand all of the provisions of this Agreement, that they have been given the opportunity to fully discuss the contents of this Agreement with independent counsel of their choice and have done so, and that by executing the agreement, each party relies entirely on its own judgment and the advice of their respective counsel and not upon any representation, statement or promise, not otherwise set forth in this Agreement, of any of the other parties, their attorneys or other individual or entity, and that it is voluntarily and without duress entering into this Agreement.

13.          Each party further represents that they have the authority to execute this document to be fully binding on behalf of the person or entity indicated.

14.          This Agreement may be executed in multiple counterparts, all of which, taken together, shall constitute but a single agreement, and each of which shall be deemed an original.

15.          This Agreement shall be governed and construed by the laws of the State of Texas, without regard to the choice of law rules of Texas or any other jurisdiction.

16.          The language of all parts of the Agreement shall in all cases be construed as a whole according to its fair meaning and not strictly construed for or against any party.  The parties agree that this Agreement shall be deemed to have been jointly drafted for purposes of applying any rules of construction.

17.          Should any part, term or provision of this Agreement be declared or determined by any Court or body of competent jurisdiction to be illegal, invalid, or unenforceable, the legality, validity and enforceability of the remaining parts, terms or provisions shall not be affected thereby and said illegal, unenforceable or invalid part, term or provision shall not be deemed to be a part of this agreement.

18.          Each party shall be responsible for their own attorneys’ fees and all other costs.

19.          This Agreement reflects the entire agreement between the parties.  There are no other agreements, either written or oral, and the execution and delivery of this written Agreement supersedes any and all prior representations, negotiations or agreements pertaining to the subject matter thereof.

20.          The parties agree to execute and promptly file in the appropriate county records a memorandum making reference to this agreement.

EXECUTED effective as of the date stated above.

Gulf Coast Oil Corporation

By: /s/ Edward R. DeStefano
Its President

J & P Family Properties, Ltd.

By: /s/ Jim Wheeler, President J&P Oil and Gas, Inc.
Its general partner

Lara Energy, Inc.

By: /s/ John Hearn
Its President
07/25/08